Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with the unaudited condensed consolidated financial statements and the notes thereto included in this Current Report on Form 8-K (the “Form 8-K”). The following information and such unaudited condensed consolidated financial statements should also be read in conjunction with the audited consolidated financial statements and related notes, together with our discussion and analysis of financial condition and results of operations in our Form 8-K filed with the SEC on November 7, 2018, which retrospectively adjusted our 2017 financial statements to give retrospective effect to the Development Assets Acquisition (the “recast 2017 Form 10-K”). This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. The cautionary statements made in this Form 8-K should be read as applying to all related forward-looking statements wherever they appear in this Form 8-K. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors. You should read “Risk Factors” in our 2017 Form 10-K and “Cautionary Note Regarding Forward-Looking Statements” in our Form 10-Q for the quarter ended March 31, 2018. All references to “we,” “us,” “our,” the “Partnership,” “PBFX” or similar terms for periods prior to the Acquisitions from PBF (as defined below) prior to the effective date of each acquisition refer to the Predecessor. For periods subsequent to the effective dates of each of the Acquisitions from PBF, these terms refer to the Partnership and its subsidiaries.

On July 16, 2018, we entered into four contribution agreements with PBF LLC pursuant to which PBF Energy contributed to us certain of its subsidiaries (the “Development Assets Contribution Agreements”), which was closed on July 31, 2018 (the “Development Assets Acquisition”). Pursuant to the Development Assets Contribution Agreements, we acquired from PBF LLC all of the issued and outstanding limited liability company interests of: Toledo Rail Logistics Company LLC (“TRLC”), whose assets consist of a loading and unloading rail facility located at PBF Holding’s Toledo Refinery (the “Toledo Rail Products Facility”); Chalmette Logistics Company LLC (“CLC”), whose assets consist of a truck loading rack facility (the “Chalmette Truck Rack”) and a rail yard facility (the “Chalmette Rosin Yard”), both of which are located at PBF Holding’s Chalmette Refinery; Paulsboro Terminaling Company LLC (“PTC”), whose assets consist of a lube oil terminal facility located at PBF Holding’s Paulsboro Refinery (the “Paulsboro Lube Oil Terminal”); and DCR Storage and Loading Company LLC (“DSLC”), whose assets consist of an ethanol storage facility located at PBF Holding’s Delaware City Refinery (the “Delaware Ethanol Storage Facility”, collectively with the Toledo Rail Products Facility, the Chalmette Truck Rack, the Chalmette Rosin Yard, the Paulsboro Lube Oil Terminal, the“Development Assets”). These transactions were considered transfers between entities under common control and were accounted for as if the transfers occurred at the beginning of the period presented, and prior periods were retrospectively adjusted to furnish comparative information. Accordingly, the financial information contained herein of PBFX has been retrospectively adjusted to include the historical results of the Development Assets, with the exception of the Delaware Ethanol Storage Facility which is considered an asset purchase. The results of TRLC, CLC, and PTC are included in the Transportation and Terminaling segment. Refer to Note 1 “Description of the Business and Basis of Presentation” and Note 3 “Acquisitions” to our Condensed Consolidated Financial Statements included in this Form 8-K for further discussion regarding the Development Assets Acquisition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) has only been changed from its previous presentation to retrospectively adjust the PBFX financial information to include the historical results of TRLC, CLC, and PTC for all periods presented. The forward-looking information contained herein reflects our understanding and knowledge of such information as of May 3, 2018, the time of the initial filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and has not been updated to reflect events or circumstances that occurred subsequent to such date other than the Development Assets Acquisition and the transactions noted in “recent developments” below.

Overview

PBFX is a fee-based, growth-oriented, Delaware master limited partnership formed in February 2013 by subsidiaries of PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBF GP is our general partner and is wholly-owned by PBF LLC. PBF Energy is the sole managing member of PBF LLC and, as of March 31, 2018, owned 97.2% of the total economic interest in PBF LLC. PBF LLC owns 18,459,497 of PBFX’s common units constituting an aggregate 44.1% limited partner interest in PBFX and owns all of PBFX’s IDRs, with the remaining 55.9% limited partner interest owned by public unitholders.

The Partnership includes the assets, liabilities and results of operations of certain crude oil, refined products, natural gas and intermediates transportation, terminaling and storage assets, which include assets previously owned and operated by certain of PBF Holding’s currently and previously held subsidiaries, which were acquired in a series of acquisitions from 2014 through 2018.

2018 Business Developments

Knoxville Terminals Purchase

On April 16, 2018, our wholly-owned subsidiary, PBF Logistics Products Terminals LLC (“PLPT”), completed the purchase of two refined product terminals located in Knoxville, Tennessee, which include product tanks with a total shell capacity of approximately 0.5 million barrels, pipeline connections to the Colonial and Plantation pipeline systems and two truck loading facilities with nine loading bays (the “Knoxville Terminals”) from Cummins Terminals, Inc. (“Cummins”) for total cash consideration of approximately $58.0 million, excluding working capital adjustments (the “Knoxville Terminals Purchase”). The transaction was financed through a combination of cash on hand and borrowings under our five-year $360.0 million revolving credit facility (“Revolving Credit Facility”).

Development Assets Acquisition

On July 16, 2018, we entered into the Development Assets Contribution Agreements pursuant to which PBF Energy has agreed to contribute to us certain of its subsidiaries, whose assets include the Toledo Rail Products Facility, an unloading and loading rail facility; the Chalmette Truck Rack, a truck loading rack facility; the Chalmette Rosin Yard, a rail yard facility; the Paulsboro Lube Oil Terminal, a lubes oil terminal facility; and the Delaware Ethanol Storage Facility, an ethanol storage facility. The Development Assets Acquisition closed on July 31, 2018 for total consideration of $31.6 million, consisting of 1,494,134 common units issued to PBF LLC.

Principles of Combination and Consolidation and Basis of Presentation

Our Predecessor generally did not historically operate its assets for the purpose of generating revenues independent of other PBF Energy businesses, with the exception of the Paulsboro Lube Oil Terminal. In connection with, and subsequent to, our initial public offering (“IPO”), we have acquired certain assets from PBF LLC (collectively referred to as the “Contributed Assets”). The acquisitions completed subsequent to the IPO were made through a series of drop-down transactions with PBF LLC (collectively referred to as the “Acquisitions from PBF”). Upon the closing of our IPO and the Acquisitions from PBF, we entered into commercial and service agreements with subsidiaries of PBF Energy under which we operate our assets for the purpose of generating fee-based revenues. We receive, handle and transfer crude oil, refined products and natural gas from sources located throughout the United States and Canada and store crude oil, refined products and intermediates for PBF Energy in support of its refineries. In addition, subsequent to the acquisitions of the four refined product terminals located in and around Philadelphia, Pennsylvania and the Paulsboro Lube Oil Terminal, we have begun to generate third-party revenue related to those assets.

Agreements with PBF Energy Entities

Commercial Agreements

We currently derive the majority of our revenue from long-term, fee-based, minimum volume commitment (“MVC”) agreements with PBF Holding, supported by contractual fee escalations for inflation adjustments and certain increases in operating costs. We believe the terms and conditions under these agreements, as well as the Omnibus Agreement (as defined below) and the Services Agreement (as defined below) each with PBF Holding, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.

See the recast 2017 Form 10-K for a more complete description of our commercial agreements with PBF Holding, including those identified as leases. The following are commercial agreements we entered into with PBF Holding during 2018:

Agreements	Initiation Date	Initial Term	Renewals (a)	MVC	Force Majeure
Transportation and Terminaling
Amended and Restated Rail Agreements (b)	5/8/2014	7 years, 8 months	2 x 5	125,000 barrels per day (“bpd”)	PBFX or PBF Holding can declare
Knoxville Terminals Agreement- Terminaling Services	4/16/2018	5 years	Evergreen	Various (c)
Knoxville Terminals Agreement- Tank Lease (d)	4/16/2018	5 years	Evergreen	115,334 barrels (e)
Toledo Rail Loading Agreement	7/31/2018	7 years, 5 months	2 x 5	Various (f)
Chalmette Terminal Throughput Agreement	7/31/2018	1 year	Evergreen	N/A
Chalmette Rail Unloading Agreement	7/31/2018	7 years, 5 months	2 x 5	7,600 bpd
DSL Ethanol Throughput Agreement (d)	7/31/2018	7 years, 5 months	2 x 5	5,000 bpd
___________________

(a)	PBF Holding has the option to extend the agreements for up to two additional five-year terms, as applicable.

(b)
The Delaware City Rail Terminaling Services Agreement and the Delaware West Ladder Rack Terminaling Services Agreement each between Delaware City Terminaling Company LLC and PBF Holding were amended effective as of January 1, 2018 with the service fees thereunder being adjusted, including the addition of an ancillary fee paid by PBF Holding on an actual cost basis. In determining payments due under the Amended and Restated Rail Agreements, excess volumes throughput under the agreements shall apply against required payments in respect to the minimum throughput commitments on a quarterly basis and, to the extent not previously applied, on an annual basis against the MVCs.

(c)	The minimum throughput revenue commitment is $0.9 million for year one, $1.8 million for year two and $2.7 million for year three and thereafter.

(d)	These commercial agreements with PBF Holding are considered leases.

(e)
Reflects the overall capacity as stipulated by the storage agreement. The storage MVC is subject to the effective operating capacity of each tank, which can be impacted by routine tank maintenance and other factors. PBF Holding is expected to take full shell capacity by the end of Q4 2018.

(f)
Under the Toledo Rail Loading Agreement, PBF Holding has minimum throughput commitments for (i) 30 railcars per day of products and (ii) 11.5 railcars per day of premium products. The Toledo Rail Loading Agreement also specifies a maximum throughput rate of 50 railcars per day.

Other Agreements

In addition to the commercial agreements described above, we have entered into an omnibus agreement with PBF GP, PBF LLC and PBF Holding, which has been amended and restated in connection with certain of the Acquisitions from PBF. This agreement addresses the payment of an annual fee for the provision of various general and administrative services and reimbursement of salary and benefit costs for certain PBF Energy employees. On July 31, 2018, the Partnership entered into the Fifth Amended and Restated Omnibus Agreement (as amended, the “Omnibus Agreement”) in connection with the Development Assets Acquisition, which increased the estimated annual fee to $7.0 million.

Additionally, we have entered into an operation and management services and secondment agreement with PBF Holding and certain of its subsidiaries, which has been amended and restated in connection with certain of the Acquisitions from PBF. Pursuant to this agreement, PBF Holding and its subsidiaries provide us with the personnel necessary for us to perform our obligations under our commercial agreements. We reimburse PBF Holding for the use of such employees and the provision of certain infrastructure-related services to the extent applicable to its operations, including storm water discharge and waste water treatment, steam, potable water, access to certain roads and grounds, sanitary sewer access, electrical power, emergency response, filter press, fuel gas, API solids treatment, fire water and compressed air. On July 31, 2018, the Partnership entered into the Sixth Amended and Restated Operation and Management Services and Secondment Agreement (as amended, the “Services Agreement”) in connection with the Development Assets Acquisition, which increased the annual fee to $8.6 million. The Services Agreement will terminate upon the termination of the Omnibus Agreement, provided that we may terminate any service on 30 days’ notice.

Factors Affecting the Comparability of Our Financial Results

Our results of operations may not be comparable to our historical results of operations for the reasons described below:

Revenue. Our reported logistics assets revenues are fee-based and a majority are subject to contractual MVCs. These fees are indexed for inflation in accordance with either the Federal Energy Regulatory Commission indexing methodology, the U.S. Producer Price Index or the U.S. Consumer Price Index for All Urban Consumers.

Revenues reported by us prior to the acquisition of Paulsboro Natural Gas Pipeline Company LLC (“PNGPC”) in February 2017 did not include the services agreement associated with the new 24” interstate natural gas pipeline we built to replace the existing PNGPC pipeline servicing PBF Holding’s Paulsboro Refinery (the “Paulsboro Natural Gas Pipeline”), which commenced in August 2017 (the “Paulsboro Natural Gas Pipeline Services Agreement”). Revenues reported by us prior to the Development Assets Acquisition in July 2018 did not include revenue under the services agreements associated with the Development Assets, with the exception of the Paulsboro Lube Oil Terminal.

In addition, the Amended and Restated Rail Agreements, which effectively combine the MVC’s associated with our Delaware City rail unloading assets with a blended throughput rate and a directly billed ancillary fee, were executed effective as of January 1, 2018.

Financing. Historically, we have financed our operations through proceeds generated by equity offerings, internally generated cash flows, and borrowings under our Revolving Credit Facility to satisfy capital expenditure requirements. During March 2017, we fully repaid the remaining outstanding balance of our three-year $300.0 million term loan facility with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders (the “Term Loan”). On October 6, 2017, we issued $175.0 million in aggregate principal amount of 6.875% Senior Notes due 2023 (the “new 2023 Notes,” and along with the $350.0 million in aggregate principal amount of 6.875% Senior Notes due 2023 issued in May 2015, the “2023 Notes”). The new 2023 Notes included a registration rights arrangement whereby we agreed, no later than 365 days after the date of the original issuance of the new 2023 Notes, to file a registration statement with the SEC and use commercially reasonable efforts to consummate an offer to exchange the new 2023 Notes for an issue of registered notes with terms substantially identical to the notes. This registration statement was declared effective on April 2, 2018, and it is anticipated that the exchange will be consummated during the second quarter of 2018.

Toledo Products Terminal Acquisition. On April 17, 2017, our wholly-owned subsidiary, PBF Logistics Products Terminals LLC, acquired the Toledo, Ohio refined products terminal assets (the “Toledo Products Terminal”) from Sunoco Logistics Partners L.P. (the “Toledo Products Terminal Acquisition”). The transaction is accounted for as a third-party acquisition, and as a result, our results may not be comparable due to additional affiliate revenue, operating and maintenance expenses and general and administrative expenses associated with the Toledo Products Terminal.

Chalmette Storage Tank. On November 1, 2017, we, through our wholly-owned subsidiary, PBFX Operating Company LLC (“PBFX Op Co”), began providing storage services to PBF Holding in November 2017 at PBF Holding’s Chalmette Refinery (the “Chalmette Storage Tank”) under a ten-year storage service agreement (the “Chalmette Storage Agreement”).

Other Factors That Will Significantly Affect Our Results

Supply and Demand for Crude Oil, Refined Products and Natural Gas. We generate revenue by charging fees for receiving, handling, transferring, storing and throughputting crude oil, refined products and natural gas. The majority of our revenues are derived from fee-based commercial agreements with subsidiaries of PBF Energy with initial terms ranging from approximately seven to ten years and including MVCs, which enhance the stability of our cash flows. The volume of crude oil, refined products and natural gas that is throughput or stored depends substantially on PBF Energy’s refining margins. Refining margins are dependent mostly upon the price of crude oil or other refinery feedstocks and the price of refined products.

Factors driving the prices of petroleum-based commodities include supply and demand in crude oil, gasoline and other refined products. Supply and demand for these products depend on numerous factors outside of our control, including changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, logistics constraints, availability of imports, marketing of competitive fuels, crude oil price differentials and government regulation. Refer to “Risk Factors” included in “Item 1A.” of our 2017 Form 10-K.

Acquisition and Organic Growth Opportunities. We may acquire additional logistics assets from PBF Energy or third parties. Under our Omnibus Agreement, subject to certain exceptions, we have a right of first offer on certain logistics assets owned by PBF Energy to the extent PBF Energy decides to sell, transfer or otherwise dispose of any of those assets. We also have a right of first offer to acquire additional logistics assets that PBF Energy may construct or acquire in the future. Our commercial agreements provide us with options to purchase certain assets at PBF Holding’s refineries related to our business in the event PBF Energy permanently shuts down PBF Holding’s refineries. In addition, our commercial agreements provide us with the right to use certain assets at PBF Holding’s refineries in the event of a temporary shutdown. Furthermore, we may pursue strategic asset acquisitions from third parties or organic growth projects to the extent such acquisitions or projects complement our or PBF Energy’s existing asset base or provide attractive potential returns. We believe that we are well-positioned to acquire logistics assets from PBF Energy and third parties should such opportunities arise, and identifying and executing acquisitions and organic growth projects is a key part of our strategy. However, if we do not complete acquisitions or organic growth projects on economically acceptable terms, our future growth will be limited, and the acquisitions or projects we do complete may reduce, rather than increase, our cash available for distribution. These acquisitions and organic growth projects could also affect the comparability of our results from period to period. We expect to fund future growth capital expenditures primarily from a combination of cash-on-hand, borrowings under our Revolving Credit Facility and the issuance of additional equity or debt securities. To the extent we issue additional units to fund future acquisitions or expansion capital expenditures, the payments of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level.

Third-Party Business. As of March 31, 2018, PBF Holding accounts for the substantial majority of our revenues and we continue to expect the majority of our revenue for the foreseeable future will be derived from operations supporting PBF Energy’s refineries. We are examining further diversification of our customer base by potentially developing additional third-party throughput volumes in our existing system and continuing to expand our asset portfolio to service third-party customers. Unless we are successful in attracting additional third-party customers, our ability to increase volumes will be dependent on PBF Holding, which has no obligation under our commercial agreements to supply our facilities with additional volumes in excess of its MVCs. If we are unable to increase throughput or storage volumes, future growth may be limited.

Noncontrolling Interest. As a result of PBFX Op Co’s acquisition from PBF LLC of 50% of the issued and outstanding limited liability company interests of Torrance Valley Pipeline Company LLC (“TVPC”) (the “TVPC Acquisition”), PBFX Op Co became the managing member of TVPC and fully consolidates TVPC. With respect to the consolidation of TVPC, we record a noncontrolling interest for the remaining 50% economic interest in TVPC held by TVP Holding Company LLC (“TVP Holding”). Noncontrolling interest on the condensed consolidated statements of operations includes the portion of net income or loss attributable to the economic interest in TVPC held by TVP Holding. Noncontrolling interest on the condensed consolidated balance sheets includes the portion of net assets of TVPC attributable to TVP Holding.

How We Evaluate Our Operations

Our management uses a variety of financial and operating metrics to analyze our business and segment performance. These metrics are significant factors in assessing our operating results and profitability and include but are not limited to volumes, including terminal and pipeline throughput and storage capacity; operating and maintenance expenses; and EBITDA, EBITDA attributable to PBFX and distributable cash flow. We define EBITDA, EBITDA attributable to PBFX and distributable cash flow below.

Volumes. The amount of revenue we generate primarily depends on the volumes of crude oil, refined products and natural gas that we throughput at our terminaling and pipeline operations and our available storage capacity. These volumes are primarily affected by the supply of and demand for crude oil and refined products in the markets served directly or indirectly by our assets. Although PBF Energy has committed to minimum volumes under the commercial agreements described above, our results of operations will be impacted by:

•	PBF Energy’s utilization of our assets in excess of the MVCs;

•	our ability to identify and execute accretive acquisitions and organic expansion projects, and capture PBF Energy’s incremental volumes or third-party volumes; and

•	our ability to increase throughput volumes at our facilities and provide additional ancillary services at those terminals and pipelines.

Operating and Maintenance Expenses. Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses, outside contractor expenses, utility costs, insurance premiums, repairs and maintenance expenses and related property taxes. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of these expenses. We will seek to manage our maintenance expenditures on our assets by scheduling maintenance over time to avoid significant variability in our maintenance expenditures and to minimize their impact on our cash flow.

EBITDA, EBITDA attributable to PBFX and Distributable Cash Flow. We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. We define EBITDA attributable to PBFX as net income (loss) attributable to PBFX before net interest expense, income tax expense, depreciation and amortization expense attributable to PBFX, which excludes the results of Acquisitions from PBF prior to the effective dates of such transactions. We define distributable cash flow as EBITDA attributable to PBFX plus non-cash unit-based compensation expense, less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. EBITDA, EBITDA attributable to PBFX and distributable cash flow are not presentations made in accordance with U.S. generally accepted accounting principles (“GAAP”).

EBITDA, EBITDA attributable to PBFX and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA and EBITDA attributable to PBFX provides useful information to investors in assessing our financial condition and results of operations. We believe that the presentation of distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance and provides investors with another perspective of the operating performance of our assets and the cash our business is generating. EBITDA, EBITDA attributable to PBFX and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, EBITDA attributable to PBFX and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA, EBITDA attributable to PBFX and distributable cash flow may be defined differently by other companies in our industry, our definition of such matters may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. EBITDA, EBITDA attributable to PBFX and distributable cash flow are reconciled to net income and net cash provided by operating activities in “—Results of Operations” below.

Results of Operations

A discussion and analysis of the factors contributing to our results of operations is presented below. The financial statements, together with the following information, are intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

Combined Overview. The following tables summarize our results of operations and financial data for the three months ended March 31, 2018 and 2017. The following data should be read in conjunction with our Condensed Consolidated Financial Statements and the Notes thereto included elsewhere in this Form 8-K.

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Revenue:
Affiliate	$60,864	$56,202
Third-Party	3,876	4,962
Total revenue	64,740	61,164

Costs and expenses:
Operating and maintenance expenses	19,880	17,669
General and administrative expenses	4,291	3,315
Depreciation and amortization	6,643	5,483
Total costs and expenses	30,814	26,467

Income from operations	33,926	34,697

Other expense:
Interest expense, net	(9,585)	(7,568)
Amortization of loan fees and debt premium	(363)	(416)
Net income	23,978	26,713
Less: Net loss attributable to Predecessor	(1,279)	(1,494)
Less: Net income attributable to noncontrolling interest	4,022	3,599
Net income attributable to the partners	21,235	24,608
Less: Net income attributable to the IDR holder	2,959	1,686
Net income attributable to PBF Logistics LP unitholders	$18,276	$22,922

Other Data:
EBITDA attributable to PBFX	$36,317	$36,469
Distributable cash flow	26,246	28,574
Capital expenditures	3,953	19,645

Reconciliation of Non-GAAP Financial Measures

As described in “How We Evaluate Our Operations,” our management uses EBITDA, EBITDA attributable to PBFX and distributable cash flow to analyze our performance. The following table presents a reconciliation of EBITDA, EBITDA attributable to PBFX and distributable cash flow to net income, the most directly comparable GAAP financial measure of operating performance on a historical basis, for the periods indicated.

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Net income	$23,978	$26,713
Interest expense, net	9,585	7,568
Amortization of loan fees and debt premium	363	416
Depreciation and amortization	6,643	5,483
EBITDA	40,569	40,180
Less: Predecessor EBITDA	(1,131)	(1,253)
Less: Noncontrolling interest EBITDA	5,383	4,964
EBITDA attributable to PBFX	36,317	36,469
Non-cash unit-based compensation expense	834	680
Cash interest	(9,580)	(7,750)
Maintenance capital expenditures	(1,325)	(825)
Distributable cash flow	$26,246	$28,574

The following table presents a reconciliation of EBITDA, EBITDA attributable to PBFX and distributable cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure of liquidity on a historical basis, for the periods indicated.

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Net cash provided by operating activities:	$42,925	$52,584
Change in operating assets and liabilities	(11,107)	(19,292)
Interest expense, net	9,585	7,568
Non-cash unit-based compensation expense	(834)	(680)
EBITDA	40,569	40,180
Less: Predecessor EBITDA	(1,131)	(1,253)
Less: Noncontrolling interest EBITDA	5,383	4,964
EBITDA attributable to PBFX	36,317	36,469
Non-cash unit-based compensation expense	834	680
Cash interest	(9,580)	(7,750)
Maintenance capital expenditures	(1,325)	(825)
Distributable cash flow	$26,246	$28,574

The following table presents a reconciliation of net income attributable to noncontrolling interest and noncontrolling interest EBITDA for informational purposes.

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Net income attributable to noncontrolling interest	$4,022	$3,599
Depreciation and amortization related to noncontrolling interest*	1,361	1,365
Noncontrolling interest EBITDA	$5,383	$4,964
* Represents 50% of depreciation and amortization for TVPC for the three months ended March 31, 2018 and 2017.

Three Months Ended March 31, 2018 Compared to the Three Months Ended March 31, 2017

Summary. Our net income for the three months ended March 31, 2018 decreased approximately $2.7 million to $24.0 million from $26.7 million for the three months ended March 31, 2017. The decrease in net income was primarily due to the following:

•
an increase in operating and maintenance expenses of approximately $2.2 million, or 12.5%, as a result of increased utilities expenses within our Transportation and Terminaling segment, higher maintenance and materials expenses, expenses related to the Toledo Products Terminal subsequent to the Toledo Products Terminal Acquisition and expenses associated with our pipeline control center subsequent to its completion in May 2017, partially offset by a decrease in outside services costs within our Transportation and Terminaling segment;

•	an increase in general and administrative expenses of approximately $1.0 million, or 29.4%, as a result of higher acquisition related costs and higher unit-based compensation expense;

•	an increase in depreciation and amortization expenses of approximately $1.2 million, or 21.2%, related to the timing of acquisitions and new assets being placed in service;

•
an increase in interest expense, net of approximately $2.0 million, or 26.7%, attributable to the interest costs associated with the new 2023 Notes, partially offset by lower borrowings under our Revolving Credit Facility;

•	partially offset by the following:

◦
an increase in total revenues of approximately $3.6 million, or 5.8%, primarily attributable to the Paulsboro Natural Gas Pipeline Services Agreement commencing in August 2017, the Chalmette Storage Agreement commencing in November 2017 and January 1, 2018 inflation rate adjustments implemented in accordance with certain of our commercial agreements (the “Inflation Rate Increase”), partially offset by decreases in throughput fees resulting from the Amended and Restated Rail Agreements.

EBITDA attributable to PBFX for the three months ended March 31, 2018 decreased approximately $0.2 million to $36.3 million from $36.5 million for the three months ended March 31, 2017 due to the factors noted above, excluding the impact of depreciation, interest and noncontrolling interest.

Operating Segments

We review operating results in two reportable segments: (i) Transportation and Terminaling; and (ii) Storage. Decisions concerning the allocation of resources and assessment of operating performance are made based on this segmentation. Management measures the operating performance of each of its reportable segments based on the segment operating income. Segment operating income is defined as net sales less operating expenses and depreciation and amortization. General and administrative expenses and interest expenses not included in the Transportation and Terminaling and Storage segments are included in Corporate. Segment reporting is further discussed in Note 10 “Segment Information” in our Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K.

Transportation and Terminaling Segment

The following table and discussion is an explanation of our results of operations of the Transportation and Terminaling segment for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Revenue:
Affiliate	$53,795	$50,664
Third-Party	3,876	4,962
Total revenue	57,671	55,626

Costs and expenses:
Operating and maintenance expenses	17,727	15,982
Depreciation and amortization	5,718	4,882
Total costs and expenses	23,445	20,864
Transportation and Terminaling Segment Operating Income	$34,226	$34,762

Key Operating Information
Transportation and Terminaling Segment
Terminals
Total throughput (barrels per day) (1)	197,398	178,715
Lease tank capacity (average lease capacity barrels per month)	2,137,302	2,126,209
Pipelines
Total throughput (barrels per day) (1)	152,757	146,302
Lease tank capacity (average lease capacity barrels per month)	1,536,912	1,371,862
(1) Calculated as the sum of the average throughput per day for each asset group for the period presented.

Three Months Ended March 31, 2018 Compared to the Three Months Ended March 31, 2017

Revenue. Revenue increased approximately $2.0 million, or 3.7%, to $57.7 million for the three months ended March 31, 2018 compared to $55.6 million for the three months ended March 31, 2017. The increase in revenue was primarily attributable to the Paulsboro Natural Gas Pipeline Services Agreement commencing in August 2017, the Toledo Products Terminal operations following the Toledo Products Terminal Acquisition, increased throughput at certain of our assets and the Inflation Rate Increase, partially offset by decreases in throughput fees resulting from the Amended and Restated Rail Agreements.

Operating and maintenance expenses. Operating and maintenance expenses increased approximately $1.7 million, or 10.9%, to $17.7 million for the three months ended March 31, 2018 compared to $16.0 million for the three months ended March 31, 2017. The increase in operating and maintenance expenses was primarily attributable to costs related to the Toledo Products Terminal operations following the Toledo Products Terminal Acquisition, costs associated with our pipeline control center subsequent to its completion in May 2017, higher utilities expenses and higher maintenance and materials expenses, partially offset by a decrease in outside services costs.

Depreciation and amortization. Depreciation and amortization expense increased approximately $0.8 million, or 17.1%, to $5.7 million for the three months ended March 31, 2018 compared to $4.9 million for the three months ended March 31, 2017. The increase in depreciation and amortization expense was primarily attributable to the timing of the Toledo Products Terminal Acquisition and new assets being placed in service including the Paulsboro Natural Gas Pipeline.

Storage Segment

The following table and discussion is an explanation of our results of operations of the Storage segment for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Revenue:
Affiliate	$7,069	$5,538
Third-Party	—	—
Total revenue	7,069	5,538

Costs and expenses:
Operating and maintenance expenses	2,153	1,687
Depreciation and amortization	925	601
Total costs and expenses	3,078	2,288
Storage Segment Operating Income	$3,991	$3,250

Key Operating Information
Storage Segment
Storage capacity reserved (average shell capacity barrels per month) (1)	4,478,755	3,691,939

(1) Storage capacity is based on tanks in service and average shell capacity available during the period.

Three Months Ended March 31, 2018 Compared to the Three Months Ended March 31, 2017

Revenue. Revenue increased approximately $1.5 million, or 27.6%, to $7.1 million for the three months ended March 31, 2018 compared to $5.5 million for the three months ended March 31, 2017. The increase in revenue was primarily attributable to the Chalmette Storage Agreement commencing in November 2017, higher available storage capacity and the Inflation Rate Increase.

Operating and maintenance expenses. Operating and maintenance expenses increased approximately $0.5 million, or 27.6%, to $2.2 million for the three months ended March 31, 2018 compared to $1.7 million for the three months ended March 31, 2017. The increase in operating and maintenance expenses was primarily attributable to higher maintenance activity, as well as expenses associated with the Chalmette Storage Tank.

Depreciation and amortization. Depreciation and amortization expense increased approximately $0.3 million, or 53.9%, to $0.9 million for the three months ended March 31, 2018 compared to $0.6 million for the three months ended March 31, 2017. The increase in depreciation and amortization expense was primarily attributable to the Chalmette Storage Tank commencing service in November 2017.

Liquidity and Capital Resources

We expect our ongoing sources of liquidity to include cash generated from operations, reimbursement by PBF Energy for certain capital expenditures, borrowings under our Revolving Credit Facility, and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements, long-term capital expenditure requirements and minimum quarterly cash distributions.

We have paid, and intend to continue to pay, a quarterly distribution of at least $0.30 per unit per quarter, or $1.20 per unit on an annualized basis, which equates to approximately $12.8 million per quarter, or approximately $51.2 million per year, based on the number of common units and associated IDRs outstanding as of March 31, 2018. We do not have a legal obligation to pay this distribution.

During the three months ended March 31, 2018, we made a cash distribution payment related to the fourth quarter of 2017 as follows (in thousands except per unit data):

Related Earnings Period:	Q4 2017
Distribution date	March 14, 2018
Record date	February 28, 2018
Per unit	$0.4850
To public common unitholders	$11,369
To PBF LLC	11,689
Total distribution	$23,058

Credit Facilities

The Revolving Credit Facility is available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. The maximum availability under the Revolving Credit Facility is $360.0 million and the Partnership has the ability to further increase the maximum availability by an additional $240.0 million, to a total facility size of $600.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. See Note 5 “Debt” in our Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K for further information regarding the Revolving Credit Facility. We are in compliance with our covenants under the Revolving Credit Facility as of March 31, 2018.

On April 16, 2018, our wholly-owned subsidiary, PLPT, completed the Knoxville Terminals Purchase for total cash consideration of approximately $58.0 million, of which $57.0 million was financed through borrowings under our Revolving Credit Facility

Our 2023 Notes have an aggregate principal amount of $525.0 million with interest payable semi-annually on May 15 and November 15. The 2023 Notes mature on May 15, 2023. The 2023 Notes contain customary terms, events of default and covenants for an issuer of non-investment grade debt securities. These covenants include limitations or restrictions on us and our restricted subsidiaries’ ability to, among other things, make distributions. These covenants are subject to a number of important limitations and exceptions. As of March 31, 2018, we are in compliance with all covenants under the 2023 Notes.

Cash Flows

The following table sets forth our cash flows for the periods indicated:

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Net cash provided by operating activities	$42,925	$52,584
Net cash used in investing activities	(3,953)	(19,675)
Net cash used in financing activities	(36,627)	(56,300)
Net change in cash and cash equivalents	$2,345	$(23,391)

Cash Flows from Operating Activities

Net cash provided by operating activities decreased approximately $9.7 million to $42.9 million for the three months ended March 31, 2018 compared to $52.6 million for the three months ended March 31, 2017. The decrease in net cash provided by operating activities was primarily the result of net income and non-cash charges relating to depreciation and amortization, amortization of loan fees and debt premium and unit-based compensation of approximately $31.8 million for the three months ended March 31, 2018, compared to approximately $33.3 million for the three months ended March 31, 2017, and a net decrease in the net changes in operating assets and liabilities of approximately $8.2 million primarily driven by the timing of collection of accounts receivables and liability payments.

Cash Flows from Investing Activities

Net cash used in investing activities decreased approximately $15.7 million to $4.0 million for the three months ended March 31, 2018 compared to net cash used in investing activities of $19.7 million for the three months ended March 31, 2017. The decrease in net cash used in investing activities was primarily due a decrease in capital expenditures of approximately $15.7 million related to the construction of the Paulsboro Natural Gas Pipeline and the Chalmette Storage Tank in 2017.

Cash Flows from Financing Activities

Net cash used in financing activities decreased approximately $19.7 million to $36.6 million for the three months ended March 31, 2018 compared to $56.3 million for the three months ended March 31, 2017. The cash outflows for the three months ended March 31, 2018 were primarily driven by distributions to unitholders of $23.1 million, repayment of our Revolving Credit Facility of $9.7 million, and distributions to TVPC members of $5.0 million, partially offset by a contribution from PBF LLC of $1.1 million related to the pre-acquisition activities of the Development Assets. Net cash used in financing activities for the three months ended March 31, 2017 consisted of repayment of our Term Loan of $39.7 million, distributions to unitholders of $20.1 million and distributions to TVPC members of $3.4 million, partially offset by a contribution from PBF LLC of $6.8 million related to the pre-acquisition activities of PNGPC and the Development Assets.

Capital Expenditures

Our capital requirements have consisted of and are expected to continue to consist of maintenance capital expenditures, expansion capital expenditures and regulatory capital expenditures. Maintenance capital expenditures are expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets, and for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. Examples of maintenance capital expenditures are expenditures for the refurbishment and replacement of terminals and to maintain equipment reliability, integrity and safety. Expansion capital expenditures are expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of unloading equipment or other equipment at our facilities or additional throughput or storage capacity to the extent such capital expenditures are expected to expand our operating capacity or increase our operating income. Regulatory capital expenditures are expenditures made to attain or maintain compliance with regulatory standards. Examples of regulatory capital expenditures are expenditures incurred to address environmental laws or regulations.

Capital expenditures for the three months ended March 31, 2018 and 2017 were as follows:

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Expansion	$2,606	$18,820
Regulatory	22	—
Maintenance	1,325	825
Total capital expenditures	$3,953	$19,645

We currently expect to spend an aggregate of between approximately $20.0 million and $25.0 million during 2018 for capital expenditures, of which between approximately $13.0 million and $18.0 million relate to maintenance or regulatory capital expenditures (exclusive of capital expenditures related to current year acquisitions). We anticipate the forecasted capital expenditures will be funded primarily with cash from operations and through borrowings under our Revolving Credit Facility as needed.

Under the Omnibus Agreement, PBF Energy has agreed to reimburse us for any costs up to $20.0 million per event (net of any insurance recoveries) that we incur for repairs required due to the failure of any Contributed Asset to operate in substantially the same manner and condition as such asset was operating prior to the closing of our IPO and the Acquisitions from PBF during the first five years after the closing of our IPO and the Acquisitions from PBF, and any matters related thereto.

On July 16, 2018, we entered into the Development Assets Contribution Agreements pursuant to which PBF Energy agreed to contribute to us certain of its subsidiaries, whose assets consist of the Development Assets. The Development Assets Acquisition closed on July 31, 2018 for total consideration of $31.6 million consisting of 1,494,134 common units of PBFX issued to PBF LLC.

Contractual Obligations

With the exception of repayments made during the quarter on the Revolving Credit Facility and subsequent borrowings under the Revolving Credit Facility of approximately $57.0 million in April 2018 to finance the Knoxville Terminals Purchase, there have been no significant changes in our contractual obligations since those reported in our 2017 Form 10-K. Refer to Note 5 “Debt” and Note 11 “Subsequent Events” in our Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K for additional information regarding our debt obligations and subsequent events.

Off-Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities, other than outstanding letters of credit in the amount of approximately $4.0 million and operating leases.

Environmental and Other Matters

Environmental Regulation

Our operations are subject to extensive and frequently changing federal, state and local laws, regulations and ordinances relating to the protection of the environment. Among other things, these laws and regulations govern the emission or discharge of pollutants into or onto the land, air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to develop, maintain, operate and upgrade equipment and facilities. While these laws and regulations affect our regulatory capital expenditures and net income, we believe they do not necessarily affect our competitive position, as the operations of our competitors are similarly affected. We believe our facilities are in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to changes, or to changes in the interpretation of such laws and regulations, by regulatory authorities, and continued and future compliance with such laws and regulations may require us to incur significant expenditures. Additionally, violation of environmental laws, regulations and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions limiting our operations, investigatory or remedial liabilities or construction bans or delays in the development of additional facilities or equipment. Furthermore, a release of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expenses, including costs to comply with applicable laws and regulations and to resolve claims by third parties for personal injury or property damage, or by the U.S. federal government or state governments for natural resources damages. These impacts could directly and indirectly affect our business and have an adverse impact on our financial position, results of operations and liquidity. We cannot currently determine the amounts of such future impacts.

Environmental Liabilities

Contamination resulting from spills of crude oil or petroleum products is not unusual within the petroleum terminaling or transportation industries. Historic spills at truck and rail racks, and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater.

Pursuant to the contribution agreements entered into in connection with our IPO and the Acquisitions from PBF, PBF Energy has agreed to indemnify us for certain known and unknown environmental liabilities that are based on conditions in existence at our Predecessor’s properties and associated with the ownership or operation of our assets and arising from the conditions that existed prior to the closings of our IPO and the Acquisitions from PBF. In addition, we have agreed to indemnify PBF Energy for certain events and conditions associated with the ownership or operation of our assets that occur after the closings of our IPO and the Acquisitions from PBF, and for environmental liabilities related to our assets to the extent PBF Energy is not required to indemnify us for such liabilities or if the environmental liability is the result of the negligence, willful misconduct or criminal conduct of PBF Energy or its employees, including those seconded to us. As a result, we may incur the type of expenses described above in the future, which may be substantial.

As of March 31, 2018, we have recorded a total liability related to environmental remediation costs of approximately $2.1 million related to existing environmental liabilities. Refer to Note 8 “Commitments and Contingencies” in our Notes to Condensed Consolidated Financial Statements included elsewhere in this Form 8-K for additional information.